Exhibit 99.1
Ambassadors International, Inc. Announces Extension of Exchange Offer for 3.75% Convertible Senior Notes Due 2027 and Announces Third Quarter 2009 Results
     SEATTLE, Washington, November 4, 2009 — Ambassadors International, Inc. (the “Company”) (Nasdaq: AMIE) announced today that it is extending its previously announced exchange offer (the “Exchange Offer”) for any and all of the Company’s $97 million of outstanding 3.75% Convertible Senior Notes due 2027, CUSIP Nos. 023178AA4 and 023178AB2 (the “Convert Notes”). The Company also announced its financial results for the third quarter ended September 30, 2009.
Extension of Exchange Offer
     The new expiration date for the Exchange Offer is 5:00 p.m., New York City time, on Thursday, November 12, 2009, unless further extended or earlier terminated by the Company at its discretion. Tenders of Convert Notes must be made before the Exchange Offer expires and may be withdrawn at any time before the Exchange Offer expires. To receive the consideration in the Exchange Offer, holders must validly tender and not withdraw their Convert Notes prior to the expiration date.
     Concurrently with the Exchange Offer, the Company is also soliciting consents (the “Consent Solicitation”) to remove certain covenants and make certain other amendments to the indenture for the Convert Notes. The Company is also extending the expiration date for the Consent Solicitation so that it is concurrent with the expiration date for the Exchange Offer.
     To date, the Company has received tenders and consents from holders of approximately $66 million in aggregate principal amount (or approximately 68%) of the outstanding Convert Notes.
     The terms of the Exchange Offer are amended as set forth in this press release. The Company reserves the right to terminate, withdraw or amend the Exchange Offer and Consent Solicitation at any time, subject to applicable law.
     Further details about the terms, conditions, risk factors, tax considerations and other factors that should be considered in evaluating the Exchange Offer and Consent Solicitation are set forth in a Schedule TO, which includes an Offer to Exchange and Consent Solicitation (the “Offer to Exchange”) and related materials which were filed with the SEC on September 25, 2009 and distributed to holders of the Convert Notes. The Schedule TO is amended by the Amendment No. 1 to Schedule TO, filed with the SEC on October 23, 2009 and the Amendment No. 2 to Schedule TO filed with the SEC on November 4, 2009. Before any holder tenders Convert Notes or otherwise makes any decision with respect to the Exchange Offer and Consent Solicitation, such holder is urged to read the Schedule TO, including the Offer to Exchange and the related materials, and any amendments to such documents, when they become available, and the documents that are incorporated by reference into such documents, because they contain important information. These materials are available free of charge at the SEC’s website — www.sec.gov. In addition, copies of the Offer to Exchange and the related Letter of

Transmittal and Consent and other documents are available free of charge to holders of the Company’s outstanding Convert Notes from the information agent (the “Information Agent”) for the Exchange Offer and Consent Solicitation, Globic Advisors at (212) 227-9699.
     The Exchange Offer and Consent Solicitation are being made solely by means of the above referenced documents. This press release is for informational purposes only and is neither an offer to sell or purchase, nor a solicitation of an offer to buy or sell, any securities of the Company. The shares of Common Stock and New Notes issuable in the Exchange Offer have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. None of the Company or its affiliates, the Information Agent or any other person or entity is making any recommendation as to whether or not holders should tender their Convert Notes in connection with the Exchange Offer.
Third Quarter 2009 Results
     For the three months ended September 30, 2009, operating revenues totaled $17.4 million, a reduction of $41.3 million, from $58.7 million reported during the three months ended September 30, 2008. Operating expenses were $12.6 million for the three months ended September 30, 2009, a reduction of $26.8 million, from $39.4 million during the 2008 prior period. The majority of the decrease in revenue and operating expenses is related to Majestic America Line, which has not operated during 2009, and the wind down of the Travel and Events segment of the Company.
     Operating income (loss) from continuing operations totaled $(31.9) million for the third quarter of 2009 compared to $9.0 million for the comparable period last year. The current quarter includes previously announced non-cash impairment charges of approximately $32.0 million for the quarter ended September 30, 2009, of which $27.7 million relate to the Company’s Windstar Cruises vessels and $4.3 million relate to its Majestic America Line vessels. Management concluded that the Exchange Offer and other developments during the quarter qualified as a triggering event under Financial Accounting Standards Board, Accounting Standards Codification 360-10, Property, Plant, and Equipment, which provides that a long-lived asset (asset group) should be tested for recoverability whenever events or changes in circumstances (triggering events) indicate that its carrying amount may not be recoverable. As a result of this determination, the Company conducted an impairment analysis of its long-lived assets including its Windstar Cruises and Majestic America Line assets in the quarter ended September 30, 2009. Operating income during the current quarter also includes a $1.2 million settlement under a business interruption insurance claim related to a prior period Majestic incident.
     Net loss for the third quarter was $34.7 million as compared to net income of $9.0 million during the third quarter of 2008.

Nine Months 2009 Results
     For the nine months ended September 30, 2009, revenue was $48.8 million, down $86.6 million, from revenue of $135.4 million for the comparable period last year. Operating expenses for the nine months ended September 30, 2009 were $37.1 million, down $59.4 million, from $96.5 million for the comparable period last year. The majority of the decrease in revenue and operating expenses was related to Majestic America Line which was not in operation during the current year.
     Operating income (loss) from continuing operations totaled $(57.3) million for the nine months ended September 30, 2009 compared to $(4.9) million for the comparable period last year. The current year includes non-cash impairment charges of $27.7 million for the Company’s Windstar Cruises vessels and $18.3 million related to the Company’s Majestic America Line. Year to date results also reflect a $2.7 million write down related to our Travel and Events segment during the first quarter of 2009. The Company is currently in a wind down stage for the Travel and Events segment.
     Net loss was $68.2 million for the nine months ended September 30, 2009 as compared to a net loss of $6.4 million for the nine months ended September 30, 2008. Summary of business segment information (unaudited) is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
(in thousands)		(restated)		(restated)
Revenue from continuing operations:
Cruise	$16,961	$54,308	$46,415	$122,746
Travel and events	476	4,356	2,424	12,690

Revenue from continuing operations	$17,437	$58,664	$48,839	$135,436

Operating income (loss) from continuing operations:
Cruise	$493	$5,394	$(6,124)	$(7,838)
Windstar and Majestic vessel impairment/disposal	(31,992)	3,100	(45,992)	3,100
Travel and events	385	1,600	(2,734)	3,012
Corporate and other	(776)	(1,059)	(2,469)	(3,181)

Operating income (loss) from continuing operations	$(31,890)	$9,035	$(57,319)	$(4,907)

     Selected Windstar Cruises operations statistical information is as follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Passengers Carried	7,273	7,482	18,892	20,320
Occupancy Percentage	92.0%	94,7%	83.9%	88.6%
Passenger Cruise Days	50,911	52,374	133,828	145,269
Available Passenger Cruise Days	55,328	55,328	159,544	163,912
Restatement of 2008 Statement of Operations
     The Company has restated its consolidated statement of operations for the year ended December 31, 2008. The loss on the disposal of two Majestic America Line vessels was previously reported as outside of operating expenses in other income and expense within the statement of operations. Following the restatement, the $7.0 million loss is included within cost and operating expenses within the operating loss from continuing operations. This restatement resulted in no changes in loss from continuing operations or net loss for the period.

Ambassadors International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6,645	$10,105
Restricted cash	9,486	16,625
Accounts and other receivables, net of allowance of $42 at September 30, 2009 and $20 at December 31, 2008	2,450	2,367
Inventory	5,828	3,522
Prepaid costs and other current assets	1,509	1,839
Assets held for sale	4,750	28,593

Total current assets	30,668	63,051
Property, vessels and equipment, net	71,649	130,461
Goodwill	—	6,275
Other intangibles, net	7,282	7,282
Deferred income taxes	746	746
Other assets	978	541

Total assets	$111,323	$208,356

Liabilities:
Current liabilities:
Accounts payable	$9,697	$15,664
Passenger and participant deposits	4,956	11,186
Accrued expenses	13,616	17,221
Current portion of long term debt	948	948
Deferred income taxes	746	746
Liabilities related to assets held for sale	—	14,978

Total current liabilities	29,963	60,743
Passenger deposits	485	—
Long term debt net of discount of $8,107 at September 30, 2009 and $12,436 at December 31, 2008, respectively	88,893	86,679

Total liabilities	119,341	147,422
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; 11,173,267 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	109	108
Additional paid-in capital	110,938	111,245
Accumulated other comprehensive income	1	453
Accumulated deficit	(119,066)	(50,872)

Total stockholders’ equity (deficit)	(8,018)	60,934

Total liabilities and stockholders’ equity	$111,323	$208,356

Ambassadors International, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(restated)		(restated)
Revenues:
Passenger ticket revenue	$13,551	$45,884	$37,532	$102,649
Onboard and other cruise revenue	3,410	8,424	8,883	20,097
Travel, incentive and event related	476	4,356	2,424	12,690

	17,437	58,664	48,839	135,436

Costs and operating expenses:
Cruise operating expenses:
Compensation and benefits	2,111	8,402	6,293	21,652
Passenger expenses	932	3,191	2,706	7,554
Materials and services	6,158	19,381	18,588	46,499
Repairs and maintenance	1,750	3,892	5,581	9,842
Commissions and other cruise operating expenses	1,641	4,553	3,964	10,908

	12,592	39,419	37,132	96,455
Selling and tour promotion	1,448	1,798	5,646	10,832
General and administrative	2,010	7,979	7,959	25,743
Impairment charge	31,992	—	48,675	—
Business interruption insurance claim	(1,175)	—	(1,175)	—
Gain on disposal of vessel	—	(3,100)	—	(3,100)
Depreciation and amortization	2,460	3,533	7,921	10,413

	49,327	49,629	106,158	140,343

Operating income ( loss) from continuing operations	(31,890)	9,035	(57,319)	(4,907)

Other income (expense):
Interest and dividend income	3	109	47	649
Interest expense	(1,670)	(2,114)	(5,004)	(6,782)
Other, net	(110)	1,068	296	1,603

	(1,777)	(937)	(4,661)	(4,530)

Income (loss) from continuing operations before income taxes	(33,667)	8,098	(61,980)	(9,437)
Income tax provision (benefit)	—	22	(191)	(1,412)

Income (loss) from continuing operations	(33,667)	8,076	(61,789)	(8,025)
Income (loss) from discontinued operations, net of tax	(1,067)	959	(6,404)	1,628

Net income (loss)	$(34,734)	$9,035	$(68,193)	$(6,397)

Ambassadors International, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(restated)		(restated)
Earnings (loss) per share from continuing operations:
Basic	$(3.08)	$0.74	$(5.53)	$(0.74)
Diluted	$(3.08)	$0.64	$(5.53)	$(0.74)

Weighted-average common shares outstanding:
Basic	10,918	10,888	11,184	10,889
Diluted	10,918	12,622	11,184	10,889

Earnings (loss) per share from discontinued operations:
Basic	$(0.10)	$0.09	$(0.57)	$0.15
Diluted	$(0.10)	$0.08	$(0.57)	$0.15

Weighted-average common shares outstanding:
Basic	10,918	10,888	11,184	10,889
Diluted	10,918	12,622	11,184	10,889

Earnings (loss) per share:
Basic	$(3.18)	$0.83	$(6.10)	$(0.59)
Diluted	$(3.18)	$0.72	$(6.10)	$(0.59)

Weighted-average common shares outstanding:
Basic	10,918	10,888	11,184	10,889
Diluted	10,918	12,622	11,184	10,889
About Ambassadors International, Inc.
Ambassadors International, Inc. is primarily a cruise company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements regarding the timing and terms of the Exchange Offer and Consent Solicitation and similar matters, and the Company’s business that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, failure to consummate successfully the Exchange Offer and Consent Solicitation or otherwise restructure our outstanding debt; adverse conditions in the capital markets; our ability to obtain stockholder approval in connection with the Exchange Offer and Consent Solicitation; changes in federal or state securities laws; our ability to effectively divest our non-strategic divisions; general economic and business conditions; overall conditions in the cruise, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to compete effectively in the U.S. and international cruise markets; our ability to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to estimate accurately contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and current reports filed with the SEC on Forms 10-K, 10-Q and 8-K. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information, please contact Tammy Smolkowski of Ambassadors International, Inc. at (206) 292-9606.